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EXHIBIT 11.1 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

EDAC TECHNOLOGIES CORPORATION

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
                                            Years Ended December 31,
                                            ------------------------
                                         1995           1994        1993
                                         ----           ----        ----

Primary:
 Weighted average
  shares outstanding                   3,628,151     3,571,872    3,560,593
 Net effect of dilutive stock
  options based on the treasury
  stock method using average
  market price                                --       152,146      141,318
                                       ---------     ---------    ---------

                       TOTAL           3,628,151     3,724,018    3,701,911
                                       =========     =========    =========

  Net income (loss)                  $(1,083,219)    $  71,515    $ 741,237


  Net income (loss) per share          $    (.29)    $     .02    $     .20
                                       ==========    =========    =========


Fully diluted:
 Weighted average
  shares outstanding                   3,628,151     3,571,872    3,560,593
 Net effect of dilutive stock
  options based on the treasury
  stock method using the year-end
  market price if higher than
  average market price                        --       122,650      122,447
                                       ---------     ---------    ---------

                       TOTAL           3,628,151     3,694,522    3,683,040
                                       =========     =========    =========

   Net income (loss)                 $(1,083,219)   $   71,515    $ 741,237



   Net income (loss) per share         $    (.29)    $     .02    $     .20
                                       ==========    =========    =========
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